Exhibit 99.1

McDonald’s Announces Changes to Board of Directors; Enrique “Rick” Hernandez, Jr.,
Retires After a Distinguished 28 Years on the Board, Including Eight Years As Chairman

Chris Kempczinski to Assume Combined Role of Chief Executive Officer and Chairman of the Board
and Miles White to Assume the Role of Lead Independent Director

Mike Hsu, Kimberly-Clark, Nominated to the Board, Brings More Than 30 Years of Consumer
Products Experience

CHICAGO, March 19, 2024 – McDonald's Corporation (NYSE: MCD) today announced the retirement of Enrique “Rick” Hernandez, Jr. as non-executive Chairman of the company’s Board of Directors, effective as of the date of the Company’s 2024 Annual Shareholders’ Meeting. Following Rick’s retirement, Chris Kempczinski will assume the combined role of Chief Executive Officer and Chairman of the Board, and Miles White will assume the role of Lead Independent Director.

The Company also announced the nomination of Mike Hsu, Chairman and Chief Executive Officer of Kimberly-Clark Corporation, as an independent director of the Board.

“It has been an honor to serve on the McDonald’s Board and witness first-hand how the Company has evolved to become one of the world’s most recognizable and successful brands,” said Rick Hernandez, McDonald’s Chairman of the Board. “As I reflect on my tenure with McDonald’s, I’m inspired by the remarkable leaders with whom I’ve had the privilege to serve. Starting with Fred Turner, these leaders became my partners and friends and I’ll forever cherish those relationships.”

During his 28 years of service on the Board, McDonald’s has delivered over 2,000% in total shareholder return. The company also more than doubled its restaurant count, including expanding into more than 100 markets.

“Having served alongside Chris, who is now in his fifth year as CEO, I know he is uniquely placed to unify the two roles of CEO and Chairman to ensure McDonald’s advances in lockstep with today’s ever-changing business and social landscape,” continued Hernandez. “Now is the right moment to evolve that Board’s structure, and I look forward to seeing McDonald’s continue to flourish for years to come as a lifelong supporter, advocate and customer."

“Rick has been a tremendous advisor to McDonald’s since joining the Board in 1996, including serving alongside eight McDonald’s CEOs. His vision, thoughtful counsel, and dedication to McDonald’s created a blueprint for us all in how to navigate change and uphold our leading position in the industry,” said Chris Kempczinski, McDonald's President and Chief Executive Officer. “On behalf of the Board, I would like to thank Rick for his unwavering commitment and leadership to McDonald’s.”

“I am honored to assume the role of Chairman of the Board of Directors of McDonald’s following our Annual Shareholders’ Meeting. As Chairman and CEO, I am committed to advancing our Accelerating the Arches strategy and continuing to deliver strong performance,” said Kempczinski. “In today’s dynamic environment, I will ensure that McDonald’s remains nimble as we continue building the strength of the McDonald’s brand and work alongside our new Lead Independent Director Miles White to uphold accountability and governance.”

With more than 30 years of experience in the consumer products industry, Mike Hsu, Chairman of the Board and Chief Executive Officer of Kimberly-Clark, has been nominated to McDonald’s Board of Directors. Before becoming CEO in January 2019, Hsu served as Kimberly-Clark’s President and Chief Operating Officer.

“I am pleased to welcome a leader of Mike’s caliber as a nominee to the Board of Directors as we continue to build on the strength of the brand and drive long-term value for all stakeholders,” continued Kempczinski. “Mike is a veteran of the consumer products industry with a global perspective that will be invaluable to McDonald’s as we continue to steer the Company towards sustained growth.”

“It is an honor to be nominated to McDonald’s Board and to be part of what is undeniably one of the most iconic and beloved brands,” said Mike Hsu, Kimberly-Clark Corporation Chairman of the Board and Chief Executive Officer. “I am excited to partner closely with Chris and the Board as McDonald’s continues to deliver strong performance and drive real impact in communities across the world.”

About McDonald’s
McDonald’s is the world’s leading global foodservice retailer with over 40,000 locations in over 100 countries. Approximately 95% of McDonald’s restaurants worldwide are owned and operated by independent local business owners.

Forward Looking Statements
This document contains forward-looking statements about future events and circumstances.